LOCK-UP AGREEMENT

     This Lock-Up Agreement ("Agreement"), dated November 18,
1997, is by and between FLORIDA GAMING CORPORATION, a Delaware corporation ("Florida Gaming") and INTERSTATE CAPITAL
CORPORATION, a Kentucky corporation ("Interstate").

                             Recitals

     1. Pursuant to the Asset Purchase Agreement dated as of September 24, 1997, (the "Asset Purchase Agreement") among Florida Gaming, Freedom Financial Corporation and Interstate, in exchange for certain unimproved properties and a residential real estate development called Tara Club Estates, Florida Gaming agreed to issue to Interstate 2,084 shares (the "Shares") of Florida Gaming's Series F 8% Cumulative Convertible Preferred Stock.

     2. The Shares will be convertible into common stock of Florida Gaming ("Common Stock") at any time, and from time to time, at Interstate's option.

     3. Florida Gaming desires to have Interstate agree to a restriction on the conversion of the Shares beginning on the date of the issuance of the Shares and ending on November 10, 1998.

     NOW, THEREFORE, in consideration of the transactions contemplated in the Asset Purchase Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

     1. Lock-Up. Interstate hereby agrees not to convert any of the Shares into Common Stock for the period beginning on the date of the issuance of the Shares and ending on November 10, 1998.

     2. Legend on Certificate. Interstate hereby agrees to the placement by Florida Gaming of the following restrictive legend on the stock certificate for the Shares:

          THE SHARES EVIDENCED BY THIS CERTIFICATE ARE
          SUBJECT TO A CERTAIN LOCK-UP AGREEMENT, DATED
          NOVEMBER 18, 1997, BY AND BETWEEN THE COMPANY
          AND THE HOLDER (THE "AGREEMENT"), THE TERMS
          OF WHICH PREVENT THE CONVERSION OF THE SHARES
          UNDERLYING THIS CERTIFICATE UNTIL NOVEMBER
          10, 1998, SUBJECT TO CERTAIN LIMITATIONS AND
          RESTRICTIONS.  THE AGREEMENT MAY BE EXAMINED
          AT THE OFFICE OF THE COMPANY.

     3. Transfer of the Shares. Subject to Section 4(a) below, the Shares may be transferred by Interstate, provided, however, that any transferee (a "Transferee") shall be bound by the terms and conditions of this Agreement and that such Transferee agree to be so bound in writing before the transfer is effected..

     4.   Representations and Warranties of Interstate.
Interstate hereby represents and warrants to Florida Gaming as follows:

          (a) Interstate will not transfer any Shares until Interstate has complied with Section 3 of this Agreement; and

          (b) This Agreement constitutes a legal, valid and binding obligation of Interstate enforceable in accordance with its terms.

     5.   Indemnification.

          5.1 Interstate shall indemnify, defend and hold Florida Gaming harmless from and against any and all liabilities, penalties, fines, forfeitures, demands, claims, suits, causes of action, costs and expenses which Florida Gaming may suffer, incur, be responsible for or pay out as a result of injuries to any person, damage or loss to any property, or any actual or alleged violation of the statutes, ordinances, orders, rules or regulations of any governmental entity caused by, directly or indirectly, or arising solely from or out of (i) Interstate's breach of this Agreement, or (ii) any breach of Interstate's representations and warranties.

          5.2 All indemnities set forth in this Agreement shall include reasonable costs and attorneys' fees.

     6.   Entire Agreement.   This Agreement and the Asset
Purchase Agreement, and any properly executed addendum hereto or thereto, constitute the entire agreement between the parties with respect to the Shares. This Agreement may not be modified orally and no claimed modification shall be valid unless in writing and signed by both parties. In the event of a conflict between the terms of this Agreement and the Asset Purchase Agreement, the terms of this Agreement shall prevail.

     7. Waiver of Breach. The failure of a party to require the performance of any term of this Agreement, or the waiver by a party of any breach of this Agreement, shall not prevent a subsequent enforcement of such terms nor be deemed a waiver of any subsequent breach.

     8. Successors and Assigns. The rights and obligations of the parties under this Agreement shall be binding upon and shall inure to the benefit of the parties, their successors or permitted assigns.

     9. Miscellaneous. This Agreement may be executed in a number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

     10. Governing Law. This Agreement shall be governed by the laws of the State of Delaware.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first written above.


FLORIDA GAMING CORPORATION           INTERSTATE CAPITAL CORPORATION


By:______________________            By:__________________________

Name: Timothy L. Hensely             Name: W. Bennett Collett
Title: Executive Vice President &
       Chief Financial Officer       Title: